Autodesk Press Release
Permalink: https://adsknews.autodesk.com/pressrelease/autodesk-completes-plangrid-acquisition
Press:     Taylor Long, (541) 231-9695
    taylor.long@autodesk.com
Investors:    Abhey Lamba, (415) 547-3502
abhey.lamba@autodesk.com

Autodesk Completes PlanGrid Acquisition
Companies Aim to Accelerate Construction Productivity

SAN RAFAEL, CA, DEC 20, 2018 -- Autodesk, Inc. (NASDAQ: ADSK) has completed the acquisition of PlanGrid, a leading provider of construction productivity software, for $875 million net of cash. Autodesk funded the transaction using a combination of cash on hand and a short-term loan.

Autodesk and PlanGrid have developed complementary construction software. Autodesk’s BIM 360 construction management platform connects the people, data and workflows on construction projects by supporting informed decision-making throughout the project lifecycle. PlanGrid software lets general contractors, subcontractors and owners in commercial, heavy civil and other industries benefit from real-time access to project plans, punch lists, project tasks, progress photos, daily field reports, submittals and more.

“PlanGrid has excelled at building a product portfolio and go-to-market engine for satisfying the needs of how project teams use critical project documentation to streamline everyday construction tasks,” said Andrew Anagnost, Autodesk CEO. “I’m excited to welcome the PlanGrid team and their customers to the Autodesk family. By combining our capabilities, Autodesk and PlanGrid can provide construction customers with immediate benefits and help them prepare for new and innovative ways of working, thanks to technology that improves the design, construction and operations phases.”

Autodesk plans to integrate workflows between PlanGrid’s software and both Autodesk Revit and Autodesk BIM 360 for a seamless exchange of information between all project members. For more information, see the PlanGrid FAQ and video.

Customer Perspectives

DPR Construction is a commercial general contractor specializing in highly complex and sustainable projects. “One of the biggest challenges in the construction industry is data flow – how you get the most current and accurate information to the right people, at the right time,” said Atul Khanzode, chief technology officer, DPR Construction. “We’re excited about this acquisition because it will improve the way information can be shared on projects, and that leads to greater productivity and predictability. Using BIM 360 has made our project planning better; we’re able to reliably plan, forecast and measure project tasks that support lean construction practices and reduce waste. And, we’re using PlanGrid to help everyone in the field build off the most current data set.”
Clayco is a design-build firm ranked in the Engineering News-Record (ENR) Top 100 known for delivering innovative building solutions for industrial and warehouse facilities, mission-critical buildings and corporate offices using advanced technologies such as Building Information Modeling (BIM). Bob Clark, Clayco founder and CEO, said, “When a construction site relies on paper-based processes, they risk having outdated documents that could result in delays. That’s why we chose BIM 360 and PlanGrid to help us digitize every step of the construction process to accelerate project delivery, reduce risk and increase productivity. This acquisition brings two complementary offerings under one roof, so I’m excited to see how Autodesk and PlanGrid will work together to encourage collaboration between the project team and owners from the time a building is conceived, all the way through to handover.”
Business Outlook

As the acquisition closed on December 19, 2018, only a partial quarter of PlanGrid’s financial results will be reflected in Autodesk’s fourth quarter of fiscal 2019, ending January 31, 2019. Thus, the company expects PlanGrid to contribute slightly to revenue and be modestly negative for profitability and cashflows for the fourth quarter of fiscal 2019. For fiscal year 2020, Autodesk expects PlanGrid to contribute approximately $100 million in ARR and be slightly dilutive to profitability and cash flow. Inclusive of the transaction, the company is maintaining its free cash flow goal for fiscal 2020.

Today, Autodesk also announced its intent to acquire BuildingConnected. For more information, please view this press release.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding: the impact of the acquisition on Autodesk's guidance issued on November 20, 2018 and business performance; the impact of the transaction on Autodesk's and PlanGrid's products and services capabilities, customers, and partners; and Autodesk's plans to improve construction workflows.

Factors that could cause actual results to differ materially include the following: Autodesk's ability to successfully integrate PlanGrid's business; costs related to the acquisition; whether the construction industry grows as anticipated; the competitive environment in the construction industry and competitive responses to the acquisition; Autodesk and PlanGrid's success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; and unanticipated impact of accounting for acquisitions.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31,

2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2018, July 31, 2018, and October 31, 2018, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

# # #
About PlanGrid
PlanGrid builds simple, powerful software construction teams love to use. The company’s mobile-first technology gives general contractors, subcontractors, owners and architects access to information in real-time, enables field collaboration and provides actionable insights. With PlanGrid, any construction team member can manage and update blueprints, specs, photos, RFIs, field reports, punch lists and other information from any device. PlanGrid is used on more than one million projects across commercial, heavy civil and other industries in 90 countries. Headquartered in San Francisco and founded in 2011, PlanGrid raised funding from YCombinator, Sequoia Capital, Tenaya Capital and other top venture capital firms. Learn more at www.plangrid.com.

About Autodesk
Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything.

Autodesk, BIM 360 and Revit are registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.